EXHIBIT H(VIII) UNDER FORM N-1A
                                    EXHIBIT 10 UNDER ITEM 601/ REG. S-K

                SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                APPOINTMENT BY FEDERATED SERVICES COMPANY

      AGREEMENT made as of the ___ day of ___________, 1998, by and among FEDERATED SERVICES COMPANY, a Delaware business trust having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, (the "TA"), CPI QUALIFIED PLAN CONSULTANTS, INC., having its principal office and place of business at 1809 24th Street, Great Bend, Kansas 67530 (the "Agent") and those certain investment companies listed on Exhibit A (the "FUNDS").

      WHEREAS, TA has entered into Transfer Agency and Service Agreements or Fund Accounting and Shareholder Recordkeeping Agreements ("TA Agreement(s)") with the Funds, pursuant to which the Funds have appointed TA as transfer agent, dividend disbursing agent and agent in connection with certain other activities with regard to the Funds and each portfolio thereunder; and

      WHEREAS, the Agent provides daily valuation and daily processing services for accounts (the "Beneficial Share Accounts") with respect to those shareholders of the Funds (the "Beneficial Shareholders") who are participants in the retirement plans (the "Plans"); and

      WHEREAS, the Agent maintains a plan account (the "Plan Account") in each Fund registered in the Plans name on the books and records of each Fund maintained by the TA which represents holdings of the Shareholders in each Fund; and

      WHEREAS, the Funds desire and instruct TA to appoint Agent as its agent, and Agent is willing to accept such appointment, to carry out certain recordkeeping and administrative services on behalf of the Funds with respect to the Shareholder Accounts;

      NOW THEREFORE, in consideration of the premises and mutual promises herein set forth, TA and Agent hereto agree as follows:
Article 1.  APPOINTMENT OF AGENT.
            --------------------
TA appoints Agent as its agent to carry out certain services on behalf of the Funds with respect to the Shareholders and the Shareholders Accounts. Agent hereby agrees to accept such appointment and to carry out such responsibilities upon the terms and conditions set forth herein. TA or Agent may contract with or establish relationships with other parties for the provision of services or activities of Agent required by this agreement, however, Agent shall be nevertheless responsible to TA and the Funds as though it were performing all such services or activities itself.

Article 2.  DUTIES OF AGENT.
            ---------------
Agent agrees that it will perform the following services with respect to the Shareholder Accounts in accordance with the operating procedures (the "Procedures") attached hereto as Exhibit B and made a part hereof as may be provided or changed from time to time by TA, the Fund or Agent.

The Procedures shall be consistent with the prospectus and Statement of Additional Information ("Prospectus") of the Funds:

   A.   Purchases

        (1) Pursuant to purchase orders and in accordance with the Fund's current Prospectus, as well as the Procedures, mutually agreed upon by TA, Agent or the Funds. Agent shall compute and issue the appropriate number of authorized and issued shares of a Fund ("Shares") and hold such Shares in the appropriate Beneficial Shareholder Accounts of any Fund.

        (2) In the event that any check or other order including those by electronic communication, for the purchase of Shares of the Fund is returned unpaid for any reason, Agent shall debit the Shareholder Account by the number of Shares that had been credited to his account upon receipt of the check or other order, promptly mail a debit advice to the Shareholder, and notify TA of its action through debits and credits to the Plan Account. In the event that the amount paid for such Shares exceeds proceeds of the redemption of such Shares plus the amount of any dividends paid with respect to such Shares, Agent will reimburse such excess to the Fund or its distributor. Any adjustment to Shares by Agent will be included as soon as possible in a future net transaction to the Plan Account.

   B.   Distribution

        (1) Upon notification by the Fund of the declaration of any distribution to a Fund's Beneficial Shareholders, Agent shall act as Agent for the Dividend Disbursing Agent of the Fund in accordance with the provisions of its governing document and the then current Prospectus of the Fund and as such shall prepare and mail or credit income, capital gain, or any other payments to Beneficial Shareholders. In connection with the Beneficial Shareholder Accounts maintained by Agent, Agent shall reconcile the amounts so requested and the amounts actually received with the Plan Account on a daily basis. If a Beneficial Shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits shall be made to the Beneficial Shareholder's Account by Agent; and

        (2) Agent shall maintain records of account for each Fund and advise TA as to the foregoing through the Plan Account.

   C.   Redemptions and Transfers

        (1) Agent shall receive redemption requests and redemption directions and, if such redemption requests comply with the procedures as may be described in the Fund Prospectus, process such requests. Agent shall notify TA on a daily basis of the total amount of redemption requests processed and monies paid to Agent through action on the Plan Account.

        (2) At the appropriate time as and when it receives monies through action on the Plan Account with respect to any redemption, Agent shall pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Beneficial Shareholders, pursuant to procedures described in the then current Prospectus of the Fund and in accordance with the Procedures.

        (3) Agent shall effect transfers of Shares on behalf of the Beneficial Shareholders thereof.

        (4) Agent shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions.

   D.   Recordkeeping

        (1) Agent shall record the issuance of shares of the Fund and maintain pursuant to applicable rules of the Securities and Exchange Commission ("SEC") a record of the total number of shares of the Fund through the Plan Account which are issued and outstanding. Agent shall also provide the TA on a regular basis or upon reasonable request with the total number of Shares which are authorized and issued and outstanding, but shall have no obligation when recording the issuance of Shares, except as otherwise set forth herein, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the TA.

        (2) Agent shall establish and maintain records pursuant to applicable rules of the SEC relating to the services to be performed hereunder to include a record for each Shareholder Account of the following:

              (a) Name, address and tax identifying number (and whether such number has been certified);

              (b)   Number of Shares held;

              (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

              (d) Any stop or restraining order placed against the account;

              (e) Information with respect to withholdings in the case of a foreign account or an account for which withholding is required by the Internal Revenue Code;

              (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

              (g) Any information required in order for Agent to perform the calculations contemplated or required by this Appointment.

        (3) Agent shall preserve any such records required to be maintained pursuant to the rules of the SEC for the periods prescribed in said rules, which are as of the time of execution of this agreement, as specifically noted below. Such record retention shall be at the expense of Agent, and such records may be inspected and audited by the Fund and TA at reasonable times. Agent may, at its option at any time, turn over to the Fund and cease to retain in Agent's files, records and documents created and maintained by Agent pursuant to this Appointment, which are no longer needed by Agent in performance of its services or for its protection. If not so turned over to the Fund, such records and documents will be retained by Agent for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents may be destroyed. It is understood that Agent shall not be required to provide the names and addresses of Agents customers to Federated Services Company, the Funds or their representatives, unless applicable laws otherwise require.

        (4) Agent shall provide periodic notification to TA regarding all fees, asset-based or otherwise, whenever paid or deducted, to which Agent is entitled. If an audit by or at the direction of TA or the Fund(s) reveals that Agent has been overpaid, then Agent shall pay reasonable costs of TA or the Fund(s) of conducting the audit in addition to the overpaid amount.

   E.   Customary Services

        1) Agent shall furnish to the Fund periodically the following information:

              (a) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions delivered from time to time by the Fund to Agent;

              (b) Such other information as may be agreed upon from time to time between Agent and the Fund.

        (2) Agent shall prepare in the appropriate form, file with the Internal Revenue Service and appropriate state agencies, and, if required, mail to Shareholders, such notices for reporting dividends and distributions paid as are required to be so filed and mailed and shall withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations.

        (3) In addition to and not in lieu of the services set forth above, Agent shall:

              (a) Perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Beneficial Shareholder Accounts, mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Beneficial Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Beneficial Shareholder Accounts, preparing and mailing activity statements for Beneficial Shareholders, and providing Shareholder Account information; and

              (b) Provide a system which will enable the Fund to monitor the total number of Shares of each Fund sold in each state ("blue sky reporting"). The Fund shall by Proper Instructions (i) identify to Agent those transactions and assets to be treated as exempt from the blue sky reporting for each state and (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of Agent for each Fund's state blue sky registration status is limited solely to the recording of the initial classification of transactions or accounts with regard to blue sky compliance and the reporting of such transactions and accounts to the Fund as provided above.

   F.   Other Duties

        (1) Agent shall answer correspondence from Shareholders relating to the Beneficial Shareholder Accounts and such other correspondence as may from time to time be addressed to Agent;

        (2) Agent shall respond to nominee mailings from the Fund, mail proxy cards and other material supplied to it by the Fund in connection with Shareholder Meetings of each Fund; receive, examine and tabulate returned proxies and as a nominee vote accordingly.

Article 3.  FEES AND EXPENSES.
            -----------------
   A.   Annual Fee

        For performance by Agent pursuant to this Appointment, TA agrees to pay Agent an annual fee of $12.00 per participant account. Such fees may be changed from time to time subject to mutual written agreement between Agent and the TA.

   B.   Payment

        Agent will provide Federated with

        1.    Total number of participants invested in the Funds.

        2. Number of participants per each mutual fund listed in Exhibit A.

        3.    An invoice for the total fee due to the Agent.

Article 4.  REPRESENTATIONS AND WARRANTIES.
            ------------------------------
   A.   Representations and Warranties of Agent

        Agent represents and warrants to TA and the Funds that:

        (1) It is a corporation duly organized and existing and in good standing under the laws of the state of Kansas.

        (2) It is duly qualified to carry on its business in the state of Kansas.

        (3) It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

        (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

        (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        (6) It is in compliance with federal securities law requirements and duly registered and in good standing as a transfer agent.

        (7) Agent hereby represents that it does not now own any shares or hold the power to vote any Shares of the Funds which are registered in the name of Agent or the name of its nominee and which are maintained in Agent's Plan Accounts.

   B.   Representations and Warranties of TA

        TA represents and warrants to Agent that:

        (1) It is a trust duly organized and existing and in good standing under the laws of the State of Delaware.

        (2) It is duly qualified to carry on its business in the State of Delaware.

        (3) It is empowered under applicable laws and by its charter and by-laws and by the Funds to enter into and perform this Appointment.

        (4) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Appointment.

        (5) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Appointment.

        (6) It is in compliance with federal securities law requirements and in good standing as a transfer agent.

        It is understood and agreed that TA makes no representation or warranty as to whether payment of the fees contemplated herein with respect to a retirement plan constitutes a prohibited transaction as defined in ss.406 of The Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. 1106), or ss.4975 of The Internal Revenue Code of 1986 as amended (IRC) (26 U.S.C. ss.4975).

   C.   Representations and Warranties of the Funds

        The Funds hereby represent and warrant that:

        (1) The Funds either are or are a component of a business trust or corporation duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts, the State of Maryland or the State of Wisconsin ("Investment Company").

        (2) Investment Company is empowered under applicable laws and by its Declaration of Trust or Articles of Incorporation ("Declaration of Trust") and By-Laws to enter into the TA Agreement.

        (3) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform the TA Agreement.

        (4) Investment Company is an open-end investment company registered under the 1940 Act.

        (5) A registration statement under the 1933 Act will be effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Fund being offered for sale.

Article 5.  COVENANTS.
            ---------
   A.   Covenants of Agent

        Agent covenants that with regard to the Plan Accounts:

        (1) Agent shall utilize and employ all reasonable control procedures available in its performance of the services rendered hereunder and of which Agent is advised, and Agent shall promptly advise TA of any errors or mistakes in the data or information transmitted to TA, the records maintained or output generated hereby and, using normal audit and control procedures, Agent shall verify all output received from TA;

        (2) Agent shall transmit to TA, in the formats and form specified by TA in the Procedures, all information and data required in connection therewith so that the output shall be complete and accurate. Agent shall be responsible and liable for the cost or expense of regenerating any output if Agent shall have failed to transmit any such data or information and/or verify any such data or information;

        (3) In the event Agent shall erroneously transmit information or shall transmit incorrect information or data to TA, Agent shall correct such information and data and retransmit the same to TA;

        (4) Agent shall be responsible and liable for the cost or expense of regenerating any data or information regarding Beneficial Shareholder Accounts if Agent failed to verify and reconcile any such data or information before it is generated for the Funds by TA;

        (5) All information furnished to or obtained by Agent pertaining to TA's System Facilities, procedures, program and data base is confidential and proprietary to TA, and Agent shall not disclose such information, directly or indirectly, to any third party except to the extent that Agent is required by law to make such disclosures;

        (6) Agent shall make its facilities and records available for inspection and examination by the TA or its representatives during normal business hours in order that the TA may determine the quality of Agent's performance of its duties and responsibilities hereunder;

        (7) Agent shall, at all times, maintain adequate insurance coverage to satisfy all of its reasonably anticipatable liabilities hereunder and under the TA Agreements; and

        (8) Agent shall assume full responsibility for the state escheatment and abandoned property laws governing the Beneficial Shareholders for which it is acting as agent hereunder.

        (9) Agent shall assure that it is in adequate financial health, and provide its financials to TA and/or the Funds on a quarterly basis or as requested by TA and/or the Funds.

   B.   Covenants of TA

        TA covenants that TA shall promptly advise Agent of any errors or mistakes in the data or information transmitted to Agent, the records or output generated thereby, and, using normal audit and control procedures, TA shall verify all output received from Agent.

Article 6.  STANDARD OF CARE/INDEMNIFICATION.
            --------------------------------
   A.   Standard of Care

        Agent shall be held to a standard of reasonable care in carrying out the provisions of this Appointment; provided, however that Agent shall be held to any higher standard of care which would be imposed upon Agent by any applicable law or regulation even though such stated standard of care was not part of this Appointment.

   B.   Indemnification by Agent

        TA and the Funds and their officers, directors and employees shall not be responsible for and Agent shall indemnify and hold TA and the Funds and their officers directors and employees harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (1) The Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of the Agent's lack of good faith, gross negligence or willful misconduct or which arise out of the breach of any material representation or warranty of Agent hereunder.

        (2) The reliance on or use by Fund or TA or their agents or subcontractors of information, records and documents in proper form which

              (a) are received by Fund or TA or their agents or subcontractors and furnished to them by or on behalf of Agent, regarding the purchase, redemption or transfer of shares and Shareholder Account information, amount of sales of shares in each respective state, or

              (b) have been prepared and/or maintained by Agent or its affiliates or any other person or firm on behalf of Agent.

              Provided, however, that TA shall not be protected by this Article 6.B. from liability for any act or omission resulting from TA's lack of good faith, negligence, or willful misconduct.

   C.   Reliance

        At any time TA or Agent may apply to any officer of the Investment Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by TA or Agent under this Agreement, and TA and its agents or subcontractors and Agent and its agents or subcontractors shall not be liable and shall be indemnified by the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable Federal or state laws or regulations.

   D.   Indemnification by TA

        Agent and its officers, directors and employees shall not be responsible for and TA shall indemnify and hold Agent and its officers, directors and employees harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (1) TA's refusal or failure to comply with the terms of this Agreement, or which arise out of TA's lack of good faith, gross negligence or willful misconduct or which arise out of the material breach of any representation or warranty of TA hereunder.

        (2) The reliance on or use by Agent or its agents or subcontractors of information, records and documents in proper form which

              (a) are received by Agent or its agents or subcontractors and furnished to them by or on behalf of TA, regarding the purchase, redemption or transfer of shares and Shareholder Account information, amount of sales of shares in each respective state, or

              (b) have been prepared and/or maintained by TA or its affiliates or any other person or firm on behalf of TA.

              Provided, however, that Agent shall not be protected by this
              Article 6.D. from liability for any act or omission resulting from Agent's lack of good faith, gross negligence, or willful misconduct.

   E.   Notification

        In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 7.  AMENDMENT.
            ---------
TA shall not agree to any amendment or waiver of the provisions of the TA Agreement which would effect Agent's interests hereunder without the written consent of Agent, which shall not be unreasonably withheld. This Agreement may be terminated at any time by sixty (60) days' written notice given by Agent to TA or by TA to Agent; provided, however, that this Agreement may be terminated immediately at any time by TA in the event that the TA Agreement is terminated, or in the event that Agent fails to cure a breach of, or a failure to perform its duties under this Appointment within thirty (30) days following written notice of such breach or failure. Should a party exercise its rights to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by that party or the appropriate Fund. Additionally, the injured party reserves the right to charge for any other reasonable expenses associated with such termination. Article 8. MISCELLANEOUS.

   A. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

   B. The provisions of this Agreement shall in no way limit the authority of the Funds or their representatives to take such action as it or they may deem appropriate or advisable in connection with all matters relating to the operations of such Fund and/or sale of its shares.

   C. From time to time additional investment companies may be added to Exhibit A hereto by written notice to Agent or TA.

   D. It is understood and agreed that in performing the Services under this Agreement, Agent shall not be acting as an agent for the Funds.

Article 9.  NOTICES.
            -------
Except as otherwise specifically provided herein, Notices and other writings may be delivered or mailed postage prepaid to the Funds and Federated Services Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, to TA at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, and to Agent at 1809 24th Street, Great Bend, Kansas 67530, Attention: Sheryl K. Cheely, President, or to such other address as the Funds, Federated Services Company, TA or Agent may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address. Article 10. LIMITATIONS OF LIABILITY OF BOARD MEMBERS AND SHAREHOLDERS

           OF THE PARTIES TO THE AGREEMENT.
           -------------------------------
The execution and delivery of this Agreement have been authorized by the Boards of each party and signed by an authorized officer of each party, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Board Members or Shareholders of the parties, but bind only the appropriate property as provided in their Charter or Bylaws.

Article 11.  MERGER OF AGREEMENT.
             -------------------
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 12.  FORCE MAJEURE.
             -------------
No party to this agreement shall have any liability for cessation of services hereunder or any damages resulting therefrom to any other party hereunder as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance. Article 13. LIMITATION OF LIABILITY.

Agent is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of certain of the Funds and TA and agrees that the obligations assumed by certain of the Fund and TA pursuant to this Agreement shall be limited in any case to those certain Fund and TA and their respective assets, and Agent shall not seek satisfaction of any such obligation from the shareholders of those certain Fund or TA, the Trustees, officers, employees or sub-transfer agents of those certain Fund or TA, or any of them. Article 14. SEVERABILITY.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                           FEDERATED SERVICES COMPANY

                           By:
                                ---------------------------------------
                           Name:
                           Title:

                           CPI QUALIFIED PLAN CONSULTANTS, INC.

                           By:
                                ---------------------------------------
                           Name:
                           Title:

                           SOUTHTRUST VULCAN FUNDS

                           By:
                                ---------------------------------------
                           Name:
                           Title:

SUPERSEDED BY AMEND. #1 TO EXHIBIT A DATED 8/1/99 BOND FUND CHANGED ITS NAME TO SOUTHTRUST BOND FUND - 6/30/98 INCOME FUND CHANGED ITS NAME TO SOUTHTRUST INCOME FUND - 6/30/98 STOCK FUND CHANGED ITS NAME TO SOUTHTRUST CORE EQUITY FUND - 6/30/98 TREASURY OBLIGATIONS MONEY MARKET FUND CHANGED ITS NAME TO SOUTHTRUST TREASURY OBLIGATIONS MONEY MARKET FUND - 6/30/98

                                    EXHIBIT A

                                    THE FUNDS

SOUTHTRUST VULCAN FUNDS

      Bond Fund
      Income Fund
      Stock Fund

      Treasury Obligtions Money Market Fund

                            AMENDMENT #1 TO EXHIBIT A

                                     TO THE

                SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                    THE FUNDS

SOUTHTRUST FUNDS

      SouthTrust Bond Fund
      SouthTrust Income Fund
      SouthTrust Value Fund

      SouthTrust U.S. Treasury Money Market Fund
      SouthTrust Alabama Tax-Free Income Fund
      SouthTrust Growth Fund

REVISED:  August 1, 1999



                                    EXHIBIT B

                          SUB-TRANSFER AGENT AGREEMENT

                              OPERATING PROCEDURES

      Transfer Agent will establish separate accounts for the interest of each Plan in each of the Funds. Agent will maintain participant accounts. Agent will separately place orders for each Plan directly to each fund, or its specified agent, in accordance with the procedures listed below.

The procedures shall be consistent with the terms of each Fund's prospectus and the requirements of the Investment Company Act of 1940, and shall cause Agent to be responsible, without limitation, for notifying each Fund regarding the number of shares, and dollar value, purchased or sold by each Plan, the date of the transaction and such other information as the Funds may reasonably request. 1. All orders accepted and transmitted by Agent hereunder with respect to each Plan on any business day will be based upon instructions that it received from the Plan's participants, sponsor and/or authorized committee in proper form no later than 4:00 p.m. ET. on that business day (day 1).
2. Funds will furnish Agent by 7:00 p.m. (day 1) a confirmed net asset value per share and any appropriate accrual/dividend factors for all Funds on Exhibit A of this agreement.
3. The Transfer Agent will accept net trade orders from the Agent until 8:00 a.m. of the following business day (day 2). These trades, given the receipt of summarized participant activity underlying these net trades are received on the participant trade date (day 1) before 4:00 p.m. E.T. (as outlined in #2 above), will receive the net asset value share priced for such fund as of the close of business on the participant trade date (day 1).

4. The settlement date for all trades is day 2. Settlements are on a basis of Fed Wire transfer between the trustee in its capacity as trustee or custodian of the Plan (the "Trustee") and the Fund.

5. Transfer agent shall cause each Fund to furnish Agent a confirmation with respect to each order placed hereunder by the close of business on the business day immediately following placement of the order. Immediately upon receipt of each confirmation the Agent shall verify its accuracy and shall notify Transfer Agent of any errors appearing thereon.

6. Funds shall promptly furnish Trustee notice of any dividends or distribution payable on the shares of each fund. As such dividends and distributions shall be automatically reinvested in additional shares of the fund held by the Trustee for the Plans, Transfer Agent shall notify Trustee as to the number of shares so issued. Transfer Agent shall also provide Agent with semi-annual and annual reports for each Fund and other such information with respect to each Fund as Trustee may reasonably request.